Filed Pursuant to Rule 424(b)(3)

Registration No. 333-140509

PROSPECTUS

TRANSWITCH CORPORATION

3,746,713 Shares

Common Stock

This prospectus relates to the public offering, which is not being underwritten, of 3,746,713 shares of our common stock that are held by one of our current stockholders.

Our common stock is traded on the Nasdaq Global Market under the symbol “TXCC.” The last reported sales price of the common stock on the Nasdaq Global Market on February 12, 2007 was $1.35 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.

SEE “ RISK FACTORS” BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OF ADEQUACY OF THE DISCLOSURES IN THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 15, 2007.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, REFERENCES TO THE “COMPANY,” “TRANSWITCH,” “WE,” “US” AND “OUR” REFER TO TRANSWITCH CORPORATION, A DELAWARE CORPORATION, AND ITS SUBSIDIARIES.

We own or have rights to trademarks or tradenames that we use in conjunction with the sale of our products. TranSwitch is a registered trademark owned by us.

OUR COMPANY

TranSwitch was incorporated in Delaware on April 26, 1988. Our executive office is located at 3 Enterprise Drive, Shelton, Connecticut, and our telephone number is (203) 929-8810.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Summary” and “Risk Factors” contains forward-looking information. This forward-looking information is subject to risks and uncertainties including the factors listed under “Risk Factors,” as well as elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

R ISK FACTORS

You should carefully consider the following risks related to this offering before making an investment decision. Our business, operating results and financial condition could be adversely affected by any of the following risks and the risks set forth in our filings with the Securities and Exchange Commission (“SEC”). The risks described below are not the only ones that we face. Additional risks that are not yet identified or that we currently deem immaterial may also impair our business operations. You should also refer to our filings with the SEC which are incorporated by reference in this offering memorandum and set forth in the “Where You Can Find More Information” section of this offering memorandum.

Our business could be harmed if we fail to integrate future acquisitions adequately.

During the past three years, we have acquired the ASIC Design Services, Inc. (ADSI), acquired in August 2003, and Mysticom Ltd., acquired in January 2006. The integration of the operations of these acquisitions, has been completed. In addition, in January of 2007, we acquired substantially all of the assets of the ASIC Design Center, division of Data-JCE Ltd., which integration is in progress.

Our management must devote time and resources to the integration of the operations of any future acquisitions. The process of integrating research and development initiatives, computer and accounting systems and other aspects of the operations of any future acquisitions presents a significant challenge to our management. This is compounded by the challenge of simultaneously managing a larger and more geographically dispersed entity.

Future acquisitions could present a number of additional difficulties of integration, including:

•	difficulties in integrating personnel with disparate business backgrounds and cultures;

•	difficulties in defining and executing a comprehensive product strategy; and

•	difficulties in minimizing the loss of key employees of the acquired company.

If we delay integrating or fail to integrate operations or experience other unforeseen difficulties, the integration process may require a disproportionate amount of our management’s attention and financial and other resources. Our failure to address these difficulties adequately could harm our business or financial results, and we could fail to realize the anticipated benefits of the transaction.

We may engage in acquisitions that may harm our operating results, dilute our stockholders and cause us to incur debt or assume contingent liabilities.

We may pursue acquisitions that could provide new technologies, skills, products or service offerings. Future acquisitions by us may involve the following:

•	use of significant amounts of cash;

•	potentially dilutive issuances of equity securities; and

•	incurrence of debt or amortization expenses related to intangible assets with definitive lives.

If the requirements for the earnout provisions agreed to in connection with the acquisition of the ASIC Design Center, division of Data-JCE Ltd., are met, we may have to issue a number of shares of our common stock which may be dilutive to our stockholders.

In addition, acquisitions involve numerous other risks, including:

•	diversion of management’s attention from other business concerns;

•	risks of entering markets in which we have no or limited prior experience; and

•	unanticipated expenses and operational disruptions while acquiring and integrating new acquisitions.

From time to time, we have engaged in discussions with third parties concerning potential acquisitions of product lines, technologies and businesses. However, other than the current integration of substantially all of the assets of the ASIC Design Center, division of Data-JCE Ltd., we have no commitments or agreements with respect to any such acquisition. If such an acquisition does occur, we cannot be certain that our business, operating results and financial condition will not be materially adversely affected or that we will realize the anticipated benefits of the acquisition.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common stock by the selling stockholder. The principal purpose of this offering is to register shares issued as a result of our acquisition of substantially all of the assets of the ASIC Design Center, division of Data-JCE Ltd., a publicly-held Israeli electronics components distribution company, and effect an orderly disposition of the shares of the selling stockholder.

SELLING SECURITY HOLDERS

The following table sets forth the number of shares beneficially owned by the selling stockholder as of January 11, 2007 and the number of shares that may be offered by the selling stockholder pursuant to this prospectus. We have assumed, when calculating the numbers in the table, that all of the shares owned by the selling stockholder and offered pursuant to this prospectus will be sold.

As of January 11, 2007, there were 131,862,925 shares of common stock outstanding. An asterisk means that the number is less than 1%.

	Shares Owned Before the Offering		Shares Offered Pursuant to this Prospectus		Shares Owned After the Offering
Selling Shareholders	Number	Percent	Number	Percent	Number	Percent
Data-JCE Ltd.	3,746,713	2.8%	3,746,713	2.8%	0	*

The selling stockholder acquired its shares in connection with our transaction with the selling stockholder, through an Asset Purchase Agreement dated as of December 5, 2006. The transaction was accounted for using the purchase method of accounting. In connection with the transaction, we entered into a Registration Rights Agreement dated January 11, 2007 with the selling stockholder pursuant to which we agreed to register the shares issued to it in connection with the transaction.

Certain of the shares of common stock in the above table, a total of 466,696 shares, have been deposited in an escrow account pursuant to an Escrow Agreement dated as of January 11, 2007. The escrowed shares will be used to indemnify TranSwitch against losses, if any, resulting from breaches of the representations and warranties made by the selling stockholder in the asset purchase agreement. The escrowed shares that are not needed to cover outstanding claims made by TranSwitch pursuant to the escrow will be released on January 11, 2008.

Prior to the acquisition of substantially all of the assets of the ASIC Design Center, division of Data-JCE Ltd., we did not have an investment in or relationship with Data-JCE Ltd.

PLAN OF DISTRIBUTION

The shares offered in this prospectus may be offered and sold from time to time for the account of the selling stockholder, including donees, transferees, pledgees, distributees or other successors in interest that receive such shares as a gift or through another non-sale related transfer from the selling stockholder.

The selling stockholder will act independently of TranSwitch in making decisions with respect to the timing, manner and size of any sale. The selling stockholder may sell the shares:

•	at then-prevailing prices and terms;

•	at prices related to the then-current market price; or

•	at negotiated prices.

The sales may be made in the over-the-counter market, on the Nasdaq Global Market, or on any exchange on which the shares are listed. The selling stockholder may sell the shares in one or more of the following types of transactions:

•	one or more block trades in which the broker or dealer will attempt to sell as agent or principal all or a portion of the shares held by the selling stockholder;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	in negotiated transactions; or

•	through other means.

The selling stockholder may enter into hedging transactions when selling the shares. For example, the selling stockholder may:

•	sell shares short and redeliver such shares to close out their short positions;

•	enter into transactions involving short sales by the brokers or dealers;

•	enter into option or other types of transactions that require the selling stockholder to deliver shares to a broker or dealer, who then resells or transfer the shares under this prospectus; or

•	loan or pledge the shares to a broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The selling stockholder may affect sales through brokers, dealers or agents, who in turn may arrange for other brokers or dealers to participate. The brokers, dealers or agents may receive discounts, concessions, commissions or fees from the selling stockholder and/or purchasers of the shares in amounts to be determined prior to the sale. Under the federal securities laws, these brokers or dealers and any other participating brokers or dealers may be deemed to be an “underwriter” and any discounts, concessions or commissions received by them may be deemed to be “underwriting compensation” under the Securities Act of 1933, as amended (the Securities Act). Because the selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

In addition to selling the shares, the selling stockholder may:

•	sell their shares under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144;

•	transfer the shares by gift, distribution or other transfer not involving market makers or established trading markets; or

•	agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

The selling stockholder is not subject to any underwriting agreement. The selling stockholder, or any parties who receive the shares from the selling stockholder by way of a gift, donation, distribution or other transfer, may sell the shares covered by this prospectus.

TranSwitch will pay all expenses incident to the offering and sale of the shares to the public other than any discounts, concessions, commissions or fees of underwriters, brokers, dealers or agents.

Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exists an exemption from the registration or qualification requirements and that the exemption has been complied with.

We intend to maintain the effectiveness of this prospectus until this first anniversary of the date upon which the SEC declares the registration statement effective or such period as is required to satisfy our obligations under the Registration Rights Agreement among the selling stockholder and us. We may suspend the selling stockholder’s right to resell shares under this prospectus.

We shall inform the selling stockholder that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling stockholder and its respective affiliates.

We will not receive any proceeds from this offering. The selling stockholder will pay or assume brokerage commissions or other charges and expenses incurred in the resale of the shares.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for TranSwitch by Brown Rudnick Berlack Israels LLP, Boston, Massachusetts.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005, have been so incorporated in reliance on the reports of UHY LLP, the Company’s Independent Registered Public Accounting Firm as of and for the year ended December 31, 2005, and the report of KPMG LLP (KPMG), the Company’s Independent Registered Public Accounting Firm as of December 31, 2004 and for each of the two years in the period then ended.

The consolidated balance sheet of TranSwitch Corporation and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows, for the year then ended and the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting have been incorporated by reference herein in reliance upon the report of UHY LLP, incorporated by reference herein and give upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet of TranSwitch Corporation and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the two-year period ended December 31, 2004 and the related financial statement schedule, have been incorporated by reference herein in reliance upon the report of KPMG LLP, incorporated by reference herein and given upon the authority of said firm as experts in accounting and auditing, KPMG’s report refers to the Company’s change in accounting principle for computing depreciation during 2003 as discussed in Note 1 to the consolidated financial statements included in the annual report on Form 10-K for the year ended December 31, 2005.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC’s public reference room located at: 100F Street N.E., Room 1580, Washington, DC 20549. You can request copies of these documents by writing to the Public Reference Section of the SEC, 100F Street N.E., Room 1580, Washington, DC 20549 or by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. This website address is included in this document as an inactive textual reference only.

You may also obtain information about us, including copies of our SEC reports, through our website at http://www.transwitch.com. This website address is not an active link to the registration statement of which this prospectus is a part, and any documents, references, links or other materials of any kind contained or referred to on such website are not part of the registration statement of which this prospectus is a part.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference, although not included in or delivered with this prospectus, is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information and be deemed to be incorporated by reference into the prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (File No. 0-25996):

•	Annual report on Form 10-K for the year ended December 31, 2005, as filed on February 21, 2006;

•	Quarterly report on Form 10-Q for the quarterly period ended September 30, 2006 as filed on November 7, 2006;

•	Quarterly report on Form 10-Q for the quarterly period ended June 30, 2006, as filed on August 7, 2006;

•	Quarterly report on Form 10-Q for the quarterly period ended March 31, 2006, as filed on May 10, 2006;

•	Current report on Form 8-K, as filed on January 16, 2007;

•	Current report on Form 8-K, as filed on January 12, 2007;

•	Current report on Form 8-K, as filed on December 7, 2006;

•	Current report on Form 8-K, as filed on October 19, 2006;

•	Current report on Form 8-K, as filed on September 28, 2006;

•	Current report on Form 8-K, as filed on July 26, 2006;

•	Current report on Form 8-K, as filed on April 26, 2006;

•	Current report on Form 8-K, as filed on March 3, 2006;

•	Current report on Form 8-K, as filed on February 28, 2006;

•	Current report on Form 8-K, as filed on February 1, 2006;

•	Current report on Form 8-K, as filed on January 31, 2006;

•	Current report on Form 8-K, as filed on January 25, 2006;

•	The “Description of Capital Stock” contained in TranSwitch’s registration statement No. 000-25996 on Form 8-A, dated April 28, 1995; and

•	The “Description of Registrant’s Securities to be Registered” contained in TranSwitch’s registration statement No. 000-25996 on Form 8-A12G dated October 2, 2001, as amended on Form 8-A12G/A dated March 1, 2006.

You may request a copy of these filings, at no cost, by writing or telephoning our Investor Relations Department at the following address:

TranSwitch Corporation

3 Enterprise Drive

Shelton, Connecticut 06484

(203) 929-8810 x2489

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

* * *

This information is part of a registration statement we filed with the SEC. You should rely only on the information and representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.